Exhibit 1.01

TE Connectivity Ltd.
Conflict Minerals Report
For The Calendar-Year Reporting Period Ended December 31, 2014

1.              Overview

This Conflict Minerals Report has been prepared by TE Connectivity Ltd. (herein referred to as TE, the Company, we, us, or our) pursuant to Rule 13p-1 (the Rule) promulgated under Section 13(p) of the Securities Exchange Act of 1934, as amended (Exchange Act). Rule 13p-1 and Form Specialized Disclosure (SD) were adopted by the Securities and Exchange Commission (SEC) to implement disclosure and reporting requirements related to “conflict minerals,” as directed by Congress in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (which, among other things, added a new Section 13(p) to the Exchange Act). Specifically, Section 13(p), the Rule and Form SD together impose certain reporting obligations on those SEC registrants, like TE, whose manufactured products contain so-called “conflict minerals” that are necessary to the functionality or production of their products. The term “conflict minerals” is defined to mean cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and gold (together, 3TG). The term “Covered Countries” for purposes of Section 13(p) and the SEC rules thereunder, as well as this report and the accompanying Form SD, are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

We design and manufacture products to connect power, data, and signal in a broad array of industries, including automotive, energy, industrial, broadband communications, consumer devices, healthcare, and aerospace and defense. Our principal product families include terminals and connector systems and components, relays, circuit protection devices, sensors, application tooling, wire and heat shrink tubing, fiber optics, wire and cable, racks and panels, wireless products, undersea telecommunications systems and antennas.

In 2014, we migrated to a reasonable country of origin inquiry (RCOI) survey process that targeted all 219,979 TE products deemed at risk for having small quantities of tin, tantalum, tungsten and gold that are “necessary to the functionality or production” of these products within the meaning of Section 13(p) and the SEC’s rules thereunder (necessary conflict minerals). This change in our survey process represented both a substantial refinement and expansion of our 2013 process, in which we focused on our top 90% of TE spend in calendar year 2013 , encompassing only several thousand products. We made this change to bring the TE program into greater alignment with the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, and the supplements thereto relating to tin, tungsten, tantalum and gold (OECD Due Diligence Guidance), which has been identified by the SEC as an appropriate internationally recognized framework for conducting the RCOI and due diligence relating to necessary conflict minerals called for by Section 13(p), the Rule and Form SD, as well as to increase the amount of data that we can make available to our customers for purposes of their own Conflict Minerals programs.

Notwithstanding these improvements in our RCOI and due diligence processes, both of which are based on the OECD Due Diligence Guidance and therefore overlap to a significant extent, we are unable to determine with absolute assurance the origin of all the necessary conflict minerals in our products for the 2014 reporting period (January 1 through December 31, 2014), and therefore cannot exclude the possibility that some of these minerals may have originated in one or more of the Covered Countries and are not derived from recycled or scrap sources.  Accordingly, we are required under Section 13(p) and the Rule to submit this Conflict Minerals Report as an exhibit to our accompanying Form SD.

Conflict Minerals Policy

We have adopted a conflict minerals policy which is publicly available on our website at http://www.te.com/content/dam/te-com/documents/about-te/corporate-responsibility/global/conflict-minerals-policy.pdf.  Supplier adherence to this policy is a requirement of doing business with TE Connectivity.

Grievance Mechanism

We have well established processes to allow interested parties to contact us through our Office of the Ombudsman. Our Office of the Ombudsman can be contacted by email to directors@te.com, through the Internet at http://www.te.com/usa-en/about-te/corporate-responsibility/governance/ombudsman.html#chapter-4-dl or through mail at TE Connectivity, Office of the Ombudsman, 1050 Westlakes Drive, Berwyn, Pennsylvania 19312. In 2014, approximately 100 customers used this mechanism to request responses to their Conflict Minerals Reporting Template (CMRT) when unable to otherwise establish a TE contact for that purpose.

Supply Chain — Reasonable Country of Origin Inquiry

The products that we manufacture are highly complex, typically containing thousands of components from many direct suppliers. We have relationships with a vast network of suppliers throughout the world and there are generally multiple tiers between the 3TG mines, the smelter or refinery processing facilities (SOR), and our direct suppliers. Therefore, we must rely on our direct suppliers to work with their upstream suppliers (suppliers that are closer to the SORs than TE in the supply chain) in order that they may provide us with accurate information about the origin of 3TG in the components and raw materials we purchase. We have been actively implementing contracts with those direct suppliers to impose new contract terms that compel these suppliers to support our due diligence efforts with respect to 3TG content.

Because of the complexity and size of our supply chain, we initially developed a risk-based approach to determining whether we had 3TG in our supply chain. All raw material and component commodity groups were evaluated for the presence of potential 3TG. Once those products and materials were identified, internal subject matter experts and engineers then analyzed whether the 3TG in the products and materials were “necessary to the functionality or production” of such products. The end result of that analysis led to identification of approximately 219,979 TE products potentially at risk of containing necessary conflict minerals, of which 157,400 were later confirmed by our supply base as out of scope by RCOI survey.

In 2014, we also actively pursued source data on a part level basis for all of our in-scope components and materials. This effort yielded a response rate of 85% of all products surveyed, although some of those responses noted the source of the Conflict Minerals could not be ascertained at this time.

We requested that all identified suppliers provide information to us regarding 3TG and SORs using the template developed by the Electronic Industry Citizenship Coalition® (EICC) and The Global e-Sustainability Initiative (GeSI), known as the EICC-GeSI Conflict Minerals Reporting Template (the Template), as part of a private-sector initiative to develop mechanisms for compliance with the OECD Due Diligence Guidance. The Template was developed by members of the electronics industry and other stakeholders, pursuant to the Conflict-Free Sourcing Initiative (CFSI), to facilitate disclosure and communication of information regarding smelters and refiners that provide material to members of a downstream manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict-free policy, its due diligence process, and information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TG used by those facilities. While it was necessary for TE to modify this template in some fashion to accommodate our part level data collection and chain of custody analysis, we made no material changes to the CMRT.

Efforts to Determine Mine or Location of Origin

We have determined that requesting our suppliers to complete the Template, in addition to our non-responsive supplier termination processes and capacity building initiatives to aid suppliers trying to build transparency upstream, represents our reasonable efforts to determine the mines or locations of origin of 3TG in our supply chain. We have reached this conclusion in part as a result of our participation in the Conflict-Free Sourcing Initiative (CFSI) - an initiative of EICC and GeSI, which focuses on the location and “compliant” status of smelters and refineries subject to independent supply chain audits by third parties, our understanding of the OECD guidelines, and based on frequent consultation with compliance and sustainability leaders in companies similarly situated to TE.

Smelters or Refiners and Country of Origin of 3TG

No supplier indicated that certain components they provided to us contained minerals that were derived from conflict sources.

We attach here, a complete listing of those SORs ascertained, through our supplier responses to the Template or upon further inquiry after a review of such responses, as providing Conflict Minerals to TE for manufacture in 2014 (“Exhibit A”).

Description of Products Containing “Necessary” Conflict Minerals

We identified 219,979 products potentially containing one or more 3TG minerals necessary to the functionality or production of our products; once 157,400 were eliminated as out of scope pursuant to the RCOI process, a total of 62,579 products were deemed to contain necessary conflict minerals. These products fall into all of our product families, including the following: terminals and connector systems and components, relays, circuit protection devices, sensors, application tooling, wire and heat shrink tubing, fiber optics, wire and cable, racks and panels, wireless products, undersea telecommunications systems and antennas.

After making the reasonable country of origin inquiry outlined above, we were unable to ascertain the country of origin of 3TG minerals necessary to the functionality or production of all 219,979 products and, as a consequence, proceeded to conduct the due diligence required under the OECD Due Diligence Guidance as applicable to downstream companies.

2.              Due Diligence

Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the five-step framework of the OECD Due Diligence Guidance as applicable to downstream companies such as TE.  As discussed above, the OECD Due Diligence Guidance has been identified by the SEC as an appropriate (and thus far, the only), internationally recognized due diligence framework for purposes of the Section 13(p) of the Exchange Act and the Rule and Form SD thereunder.

Due Diligence Performed

MANAGEMENT SYSTEMS

We have adopted a conflict minerals policy related to our sourcing of 3TG, and have developed a formalized Conflict Minerals Program for our suppliers which is governed by an official standard operating procedure (the Program). The policy is referenced in our Purchase Order terms, RFP documentation, and supply contracts, as well as being posted on our supplier portal.

Internal Team

We have established a management system to support supply chain due diligence related to 3TG. Our management system includes an executive steering committee sponsored by the Global Supply Chain Counsel, and a team of subject matter experts from functions such as supplier management, engineering, finance, law and global corporate citizenship. The team of subject matter experts is responsible for implementing our Conflict Minerals compliance strategy as approved by our Executive Vice President and General Counsel.  As discussed further below, this team met regularly throughout 2014 to discuss the supply chain compliance process relating to conflict minerals.

Control systems

We do not typically have a direct relationship with 3TG SORs.  We do, however, participate with other major manufacturers in an industry-wide initiative to develop conflict-free supply chains, known as the EICC-GeSI’s CFSI, including the related Conflict-Free Smelter Program (CFSP).

Controls include the TE Guide to Ethical Conduct that outlines expected behaviors for all our employees, a TE Supplier Guide to Supplier Social Responsibility that outlines expected behaviors relative to working conditions and rights for suppliers and their employees, supply contracts containing a Conflict Minerals contract clause that requires suppliers to provide us with information about the source of 3TG and smelters, and if required, termination and supplier blacklisting processes that disqualify suppliers who refuse to provide Conflict Minerals data from doing business with TE. TE terminated several suppliers in 2014 for refusal to respond to its RCOI.

TE is also vigilant in maintaining program integrity controls. Each year, business segment presidents, supply chain executives, and all VP’s of operations must certify adherence to the Program and make a personal declaration on behalf of their respective function as to the conflict status of TE’s products.

Maintain records

We have established a records retention schedule within our Program operating procedure to ensure that relevant materials are preserved for appropriate periods.

Supplier Engagement

We have created a number of supplier outreach tools, including but not limited to training and program materials, all of which are designed to encourage suppliers to develop their own conflict minerals due diligence programs in accordance with the SEC’s conflict minerals regulatory requirements. We maintain an electronic portal which directs suppliers to informational resources related to Conflict Minerals, including frequently asked questions (FAQs). Additionally, our Conflict Minerals webpage hosts the Template and our conflict minerals policy. We also have sent multiple communications directly to suppliers.

IDENTIFY AND ASSESS RISK IN THE SUPPLY CHAIN

We surveyed all direct suppliers of components or raw materials that were at risk for containing 3TG that were “necessary to the functionality or production” of our products described above.  Based on our procurement systems, over 100 commodity codes and 219,979 associated products required RCOI survey activity due to their risk profiles.

Survey Responses

We received responses from in excess of 85% of the suppliers surveyed.  These responses were provided using the Template, or a substantially similar variation thereto. We reviewed the responses against criteria developed by our internal team to determine which suppliers required further engagement. The criteria included incomplete responses as well as inconsistencies within the data reported by those suppliers, and we have worked directly with suppliers requiring additional engagement in an effort to secure revised responses. From the responses received, the following statistics were compiled:

Approximately 157,400 products were reported as out-of-scope by suppliers, meaning that they did not contain necessary conflict minerals.

Approximately 45,000 products were associated with a smelter or refinery listed on the CFSI list, or London Bullion Market Association (LBMA) list. Many suppliers were able to link particular SORs to specific TE products or components.

Approximately 2,500 products originated in regions not likely to source from the DRC.

Approximately 15,500 products were of indeterminate origin — meaning that our relevant suppliers were unable to identify either the country of origin or the mine/SOR of origin.

DESIGN AND IMPLEMENT A STRATEGY TO RESPOND TO RISKS

•                  Senior management is briefed about our due diligence efforts on a regular basis.

•                  Executive leadership in a position to influence the outcome of the TE Conflict Minerals Program through either financial or administrative supports are required to certify alignment with the centralized RCOI survey and company due diligence processes and affirm direct knowledge and supervision of such activities.

•                  We have adopted a Conflict Minerals Policy, and imposed the provisions of such Policy on our direct suppliers as a condition of doing business with TE (e.g., supply contract language, supplier requirements/codes, etc.).

•                  We have implemented a risk management plan that outlines our responses to identified risks.

•                  Suppliers are required to demonstrate compliant sources of Conflict Minerals or an OECD compliant program, otherwise products purchased from them are re-sourced.

CARRY OUT INDEPENDENT THIRD PARTY AUDIT OF SUPPLY CHAIN DUE DILIGENCE AT IDENTIFIED POINTS IN THE SUPPLY CHAIN

We do not typically have a direct relationship with 3TG smelters and refiners and therefore do not perform or direct audits of these entities. We support audits conducted by third parties through our participation in the Conflict Free Smelter Program (CFSP), and have obtained the EICC-GeSI list of conflict-free smelters and refineries.

REPORT ON SUPPLY CHAIN DUE DILIGENCE

This Conflict Minerals Report constitutes our annual report on our 3TG due diligence and is available on our website, along with the accompanying Form SD, at http://investors.te.com/financial-reports/sec-filings/default.aspx.

RESULTS OF DUE DILIGENCE

Notwithstanding improvements in our RCOI and due diligence processes, we are unable to determine with absolute assurance the origin of all the necessary conflict minerals in our products for the 2014 reporting period (January 1 through December 31, 2014), and therefore cannot exclude the possibility that some of these minerals may have originated in one or more of the Covered Countries and are not derived from recycled or scrap sources.

3.              Steps to be taken to mitigate risk

We intend to take the following steps to improve the due diligence conducted in 2015 to further mitigate the risk that any necessary 3TG in our products finance or benefit armed groups in any of the Covered Countries:

•                  Work through the CFSI to expand the smelters and refiners participating in the Conflict Free Smelter Program. Engage any suppliers if found to be providing us with components or materials containing 3TG from sources that support conflict in the Covered Countries to establish an alternative source of 3TG that does not support such conflict.

•                  Conduct third party audits of high risk suppliers to validate their Conflict Minerals program.

•                  Terminate suppliers who refuse to provide us with Conflict Minerals data. Help and provide tools to those who want to build supply chain transparency via their own programs.

•                  Support an EU regulatory scheme that supports the US statutory model for Conflict Minerals and helps further the underlying intent of the Dodd Frank legislation.

•                  Make publically available, TE’s continuous improvement in the execution of its Conflict Minerals Program.

•                  Retain an independent third party audit firm to conduct the independent audit of relevant portions of our Conflict Minerals Report for calendar year 2015, as necessary and appropriate under Section 13(p), the Rule, and Form SD’s line-item requirements.

Cautions Concerning Website Information and Forward-Looking Statements

Other than any documents expressly incorporated by reference in this Conflict Minerals Report, the information on any of our websites referred to in this report is not part of this report or any other document filed with the SEC, including the accompanying Form SD.

Certain statements in this report may be “forward-looking” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.

Exhibit A

2014 Year End Smelter List

Smelter	Smelter ID	Metal	Country
Aida Chemical Industries Co. Ltd.	CID000019	Gold	JAPAN
Allgemeine Gold-Und Silberscheideanstalt A.G.	CID000035	Gold	GERMANY
Almalyk Mining And Metallurgical Complex (Ammc)	CID000041	Gold	UZBEKISTAN
Anglogold Ashanti Córrego Do Sítio Minerção	CID000058	Gold	BRAZIL
Argor-Heraeus Sa	CID000077	Gold	SWITZERLAND
Asahi Pretec Corporation	CID000082	Gold	JAPAN
Asaka Riken Co Ltd	CID000090	Gold	JAPAN
Aurubis Ag	CID000113	Gold	GERMANY
Bangko Sentral Ng Pilipinas (Central Bank Of The Philippines)	CID000128	Gold	PHILIPPINES
Bauer Walser Ag	CID000141	Gold	GERMANY
Boliden Ab	CID000157	Gold	SWEDEN
Caridad	CID000180	Gold	MEXICO
Cendres & Métaux Sa	CID000189	Gold	SWITZERLAND
Chimet S.P.A.	CID000233	Gold	ITALY
China National Gold Group Corporation	CID000242	Gold	CHINA
Chugai Mining	CID000264	Gold	JAPAN
Daeryongenc	CID000333	Gold	KOREA, REPUBLIC OF
Do Sung Corporation	CID000359	Gold	KOREA, REPUBLIC OF
Doduco	CID000362	Gold	GERMANY
Dowa	CID000401	Gold	JAPAN
Eco-System Recycling Co., Ltd.	CID000425	Gold	JAPAN
Heimerle + Meule Gmbh	CID000694	Gold	GERMANY
Heraeus Ltd. Hong Kong	CID000707	Gold	HONG KONG
Heraeus Precious Metals Gmbh & Co. Kg	CID000711	Gold	GERMANY
Ishifuku Metal Industry Co., Ltd.	CID000807	Gold	JAPAN
Istanbul Gold Refinery	CID000814	Gold	TURKEY
Japan Mint	CID000823	Gold	JAPAN
Jiangxi Copper Company Limited	CID000855	Gold	CHINA
Johnson Matthey Inc	CID000920	Gold	UNITED STATES
Johnson Matthey Ltd	CID000924	Gold	CANADA
Jx Nippon Mining & Metals Co., Ltd.	CID000937	Gold	JAPAN
Kazzinc Ltd	CID000957	Gold	KAZAKHSTAN
Kennecott Utah Copper Llc	CID000969	Gold	UNITED STATES
Kojima Chemicals Co., Ltd	CID000981	Gold	JAPAN
Korea Metal Co. Ltd	CID000988	Gold	KOREA, REPUBLIC OF
Kyrgyzaltyn Jsc	CID001029	Gold	KYRGYZSTAN
Ls-Nikko Copper Inc.	CID001078	Gold	KOREA, REPUBLIC OF
Materion	CID001113	Gold	UNITED STATES
Matsuda Sangyo Co., Ltd.	CID001119	Gold	JAPAN
Metalor Technologies (Hong Kong) Ltd	CID001149	Gold	HONG KONG
Metalor Technologies (Singapore) Pte. Ltd.	CID001152	Gold	SINGAPORE
Metalor Technologies Sa	CID001153	Gold	SWITZERLAND
Mitsubishi Materials Corporation	CID001188	Gold	JAPAN
Mitsui Mining And Smelting Co., Ltd.	CID001193	Gold	JAPAN
Nadir Metal Rafineri San. Ve Tic. A.S.	CID001220	Gold	TURKEY
Navoi Mining And Metallurgical Combinat	CID001236	Gold	UZBEKISTAN

Smelter	Smelter ID	Metal	Country
Nihon Material Co. Ltd	CID001259	Gold	JAPAN
Ohio Precious Metals, Llc	CID001322	Gold	UNITED STATES
Pamp Sa	CID001352	Gold	SWITZERLAND
Pt Aneka Tambang (Persero) Tbk	CID001397	Gold	INDONESIA
Rand Refinery (Pty) Ltd	CID001512	Gold	SOUTH AFRICA
Sempsa Joyería Platería Sa	CID001585	Gold	SPAIN
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CID001622	Gold	CHINA
Solar Applied Materials Technology Corp.	CID001761	Gold	TAIWAN
Sumitomo Metal Mining Co., Ltd.	CID001798	Gold	JAPAN
Tanaka Kikinzoku Kogyo K.K.	CID001875	Gold	JAPAN
Tokuriki Honten Co., Ltd	CID001938	Gold	JAPAN
Valcambi Sa	CID002003	Gold	SWITZERLAND
Western Australian Mint Trading As The Perth Mint	CID002030	Gold	AUSTRALIA
Yokohama Metal Co Ltd	CID002129	Gold	JAPAN
Zijin Mining Group Co. Ltd	CID002243	Gold	CHINA
Guangdong Jinding Gold Limited	CID002312	Gold	CHINA
Umicore Precious Metals Thailand	CID002314	Gold	THAILAND
Conghua Tantalum And Niobium Smeltry	CID000291	Tantalum	CHINA
Duoluoshan	CID000410	Tantalum	CHINA
Exotech Inc.	CID000456	Tantalum	UNITED STATES
F&X Electro-Materials Ltd.	CID000460	Tantalum	CHINA
Global Advanced Metals	CID000564	Tantalum	UNITED STATES
Guangdong Zhiyuan New Material Co., Ltd.	CID000616	Tantalum	CHINA
H.C. Starck Group	CID000654	Tantalum	GERMANY
Hi-Temp	CID000731	Tantalum	UNITED STATES
Jiujiang Jinxin Nonferrous Metals Co., Ltd.	CID000914	Tantalum	CHINA
Jiujiang Tanbre Co., Ltd.	CID000917	Tantalum	CHINA
Kemet Blue Powder	CID000963	Tantalum	UNITED STATES
King-Tan Tantalum Industry Ltd	CID000973	Tantalum	CHINA
Lsm Brasil S.A.	CID001076	Tantalum	BRAZIL
Mitsui Mining & Smelting	CID001192	Tantalum	JAPAN
Molycorp Silmet A.S.	CID001200	Tantalum	ESTONIA
Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	Tantalum	CHINA
Plansee	CID001368	Tantalum	AUSTRIA
Quantumclean	CID001508	Tantalum	UNITED STATES
Rfh Tantalum Smeltry Co., Ltd	CID001522	Tantalum	CHINA
Solikamsk Metal Works	CID001769	Tantalum	RUSSIAN FEDERATION
Taki Chemicals	CID001869	Tantalum	JAPAN
Tantalite Resources	CID001879	Tantalum	SOUTH AFRICA
Telex	CID001891	Tantalum	UNITED STATES
Ulba	CID001969	Tantalum	KAZAKHSTAN
Zhuzhou Cement Carbide	CID002232	Tantalum	CHINA
China Rare Metal Materials Company	CID000244	Tin	CHINA
Cnmc (Guangxi) Pgma Co. Ltd.	CID000278	Tin	CHINA
Alpha	CID000292	Tin	UNITED STATES
Cooper Santa	CID000295	Tin	BRAZIL
Cv Serumpun Sebalai	CID000313	Tin	INDONESIA

Smelter	Smelter ID	Metal	Country
Cv United Smelting	CID000315	Tin	INDONESIA
Em Vinto	CID000438	Tin	BOLIVIA
Fenix Metals	CID000468	Tin	POLAND
Gejiu Non-Ferrous Metal Processing Co. Ltd.	CID000538	Tin	CHINA
Gejiu Zi-Li	CID000555	Tin	CHINA
Huichang Jinshunda Tin Co. Ltd	CID000760	Tin	CHINA
Jiangxi Nanshan	CID000864	Tin	CHINA
Kai Unita Trade Limited Liability Company	CID000942	Tin	CHINA
Linwu Xianggui Smelter Co	CID001063	Tin	CHINA
Liuzhou China Tin	CID001070	Tin	CHINA
Malaysia Smelting Corporation (Msc)	CID001105	Tin	MALAYSIA
Metallo Chimique	CID001143	Tin	BELGIUM
Mineração Taboca S.A.	CID001173	Tin	BRAZIL
Minmetals Ganzhou Tin Co. Ltd.	CID001179	Tin	CHINA
Minsur	CID001182	Tin	PERU
Novosibirsk Integrated Tin Works	CID001305	Tin	RUSSIAN FEDERATION
Pt Babel Inti Perkasa	CID001402	Tin	INDONESIA
Pt Bangka Putra Karya	CID001412	Tin	INDONESIA
Pt Bangka Tin Industry	CID001419	Tin	INDONESIA
Pt Belitung Industri Sejahtera	CID001421	Tin	INDONESIA
Pt Bukit Timah	CID001428	Tin	INDONESIA
Pt Ds Jaya Abadi	CID001434	Tin	INDONESIA
Pt Eunindo Usaha Mandiri	CID001438	Tin	INDONESIA
Pt Mitra Stania Prima	CID001453	Tin	INDONESIA
Pt Prima Timah Utama	CID001458	Tin	INDONESIA
Pt Refined Bangka Tin	CID001460	Tin	INDONESIA
Pt Sariwiguna Binasentosa	CID001463	Tin	INDONESIA
Pt Stanindo Inti Perkasa	CID001468	Tin	INDONESIA
Pt Tambang Timah	CID001477	Tin	INDONESIA
Pt Timah	CID001482	Tin	INDONESIA
Rui Da Hung	CID001539	Tin	TAIWAN
Soft Metais, Ltda.	CID001758	Tin	BRAZIL
Thaisarco	CID001898	Tin	THAILAND
White Solder Metalurgia E Mineração Ltda.	CID002036	Tin	BRAZIL
Yunnan Chengfeng Non-Ferrous Metals Co.,Ltd.	CID002158	Tin	CHINA
Yunnan Tin Company, Ltd.	CID002180	Tin	CHINA
Magnu’S Minerais Metais E Ligas Ltda	CID002468	Tin	BRAZIL
Melt Metais E Ligas S/A	CID002500	Tin	BRAZIL
A.L.M.T. Corp.	CID000004	Tungsten	JAPAN
Guangdong Xianglu Tungsten Industry Co., Ltd.	CID000218	Tungsten	CHINA
Chongyi Zhangyuan Tungsten Co Ltd	CID000258	Tungsten	CHINA
Dayu Weiliang Tungsten Co., Ltd.	CID000345	Tungsten	CHINA
Fujian Jinxin Tungsten Co., Ltd.	CID000499	Tungsten	CHINA
Global Tungsten & Powders Corp.	CID000568	Tungsten	UNITED STATES
Hc Starck Gmbh	CID000683	Tungsten	GERMANY
Hunan Chenzhou Mining Group Co	CID000766	Tungsten	CHINA

Smelter	Smelter ID	Metal	Country
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	CID000769	Tungsten	CHINA
Japan New Metals Co Ltd	CID000825	Tungsten	JAPAN
Ganzhou Non-Ferrous Metals Smelting Co., Ltd.	CID000868	Tungsten	CHINA
Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	Tungsten	CHINA
Tejing (Vietnam) Tungsten Co., Ltd.	CID001889	Tungsten	VIET NAM
Wolfram Bergbau Und Hütten Ag	CID002044	Tungsten	AUSTRIA
Wolfram Company Cjsc	CID002047	Tungsten	RUSSIAN FEDERATION
Xiamen Tungsten Co., Ltd	CID002082	Tungsten	CHINA
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095	Tungsten	CHINA
Zhuzhou Cemented Carbide Group Co Ltd	CID002236	Tungsten	CHINA
Jiangxi Minmetals Gao’An Non-Ferrous Metals Co., Ltd.	CID002313	Tungsten	CHINA
Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	Tungsten	CHINA
Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	Tungsten	CHINA
Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	Tungsten	CHINA